Exhibit 99.1

GREEN PLAINS RENEWABLE ENERGY, INC. ANNOUNCES THE APPOINTMENT OF DR. MICHAEL WARREN TO THE BOARD OF DIRECTORS

SHENANDOAH, IA, November 29, 2006 (MARKET WIRE) Green Plains Renewable Energy, Inc. (the “Company”) (NASDAQ: GPRE) (AMEX: GPRE) today announced that Dr. Michael Warren has been elected to the Board of Directors of the Company.  Dr. Warren currently serves as the National Manager of the Latin American Research Group in Toyota Motor North America (TMA). Dr. Warren is also a participating member of the Demand Task Group of the National Petroleum Council’s (the “NPC”) Oil & Natural Gas Study. The NPC will make recommendations on US Energy Policy to Congress in May 2007.

In his current position at TMA, Dr. Warren manages a team that conducts economic, political, automotive market & competitor intelligence research for Toyota in Latin American markets. His group’s research contributes to currency hedging, risk aversion measures & automotive forecasting. His group has created an automotive material index that forecasts commodity prices – including oil – for manufacturing affiliates in the Americas.  Said research contributes to commodity hedging & achieving short-term cost targets. Dr. Warren also started and manages a renewable fuels research group in the Americas that assists Toyota with power-train-related developments in the hemisphere.

Dr. Warren has been deeply involved in hemisphere renewable fuels research over the last three years.  Dr. Warren made a key presentation and lobbied engineers of Toyota Technical Center in Japan to produce a flex fuel version of the Corolla (December 2005), which will be launched in Spring 2007.  He further teamed up with US Toyota affiliates to convince Toyota Technical Center to authorize the production of the first US flex fuel engine (July 2006).

Dr. Warren has led the Latin American Research Group at TMA since 2001 and has been with the TMA since 1998.  He also served 22 years in the US Army (Active and Reserve), mostly as an intelligence analyst. After the September 11 attacks in the United States, Dr. Warren was called upon to serve with the US National Ground Intelligence Agency and helped plan and execute the War against Terrorism (November 2001-December 2002).

GPRE’s CEO, Barry Ellsworth, said today, “We are extremely pleased that Michael Warren has joined the Company.  He brings a wealth of experience in the areas of flexible fuel automotive research as well as renewable fuels research, not only in this country but throughout the American Hemispheres. We believe his knowledge of renewable fuels as they relate to the automotive industry, and his numerous relationships throughout Latin America could prove to be extremely valuable to the Company.”

About Green Plains Renewable Energy

GPRE is currently building two 50 million gallon ethanol plants in Iowa. The first is being built in Shenandoah, Iowa and is expected to be operational in mid 2007. The Company’s second plant is being built in Superior, Iowa.  The Superior plant is expected to commence operations sometime near the end of 2007.

This news release contains forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended. Such statements are identified by the use of words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Such statements are based on management's current expectations and are subject to various factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such forward-looking statements. GPRE may experience significant fluctuations in future operating results due to a number of economic conditions, including, but not limited to, competition in the ethanol industry, risks associated with plant construction and technology development, and other risk factors detailed in GPRE's SEC filings. Additional information with respect to these and other factors, which could materially affect GPRE and its operations, are included on certain forms GPRE has filed with the SEC. GPRE assumes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Source: Green Plains Renewable Energy, Inc. - www.gpreethanol.com

Contact: Green Plains Renewable Energy, Inc. - 712.246.2932

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